    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 2000
                                                       REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              INFOCURE CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                                 58-2271614
  (State or other Jurisdiction of      (I.R.S. Employer Identification Number)
  Incorporation or Organization)

                          1765 THE EXCHANGE, SUITE 200
                             ATLANTA, GEORGIA 30339
                                 (770) 221-9990
   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

           JAMES A. COCHRAN                              Copy to:
    SENIOR VICE PRESIDENT--FINANCE                  JOHN J. KELLEY III
      AND CHIEF FINANCIAL OFFICER                    KING & SPALDING
     1765 THE EXCHANGE, SUITE 200               191 PEACHTREE STREET, N.E.
        ATLANTA, GEORGIA 30339                 ATLANTA, GEORGIA 30303-1763
       TELEPHONE: (770) 221-9990                TELEPHONE: (404) 572-4600
 (Name, Address, Including Zip Code, and Telephone Number of Agent for Service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================

                                                                  PROPOSED                 PROPOSED
       TITLE OF SHARES                  AMOUNT TO BE         MAXIMUM AGGREGATE        MAXIMUM AGGREGATE         AMOUNT OF
       TO BE REGISTERED                  REGISTERED          PRICE PER UNIT (1)       OFFERING PRICE (1)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value          327,660 Shares              $3.734                $1,223,482.44            $323.00

============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices for the Company's common stock as reported on the Nasdaq National Market on September 7, 2000, in accordance with Rule 457(c) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2000


                                 327,660 SHARES

                              INFOCURE CORPORATION

                                  COMMON STOCK


         We are a leading national provider of information management technology to targeted healthcare specialties. These shares of common stock are being offered by the selling stockholders identified in this prospectus. We issued, or will issue, the shares to the selling stockholders in connection with acquisitions of companies previously owned by the selling stockholders.

         The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets, on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or through one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling stockholders. We will pay substantially all of the expenses incident to the registration of the shares, except for sales commissions and other seller's compensation applicable to sales of the shares.

         The selling stockholders and any underwriters, agents or broker-dealers that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

         Our common stock is traded on the Nasdaq National Market under the symbol "INCX." The closing price of our common stock on September 8, 2000, was $3.94 per share.

         Our principal executive offices are located at 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, and our telephone number is (770) 221-9990.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF THESE RISKS.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

               The date of this prospectus is September __, 2000.

                                TABLE OF CONTENTS


About this Prospectus.................................. 1
Where You Can Find More Information.................... 1
InfoCure............................................... 3
Risk Factors........................................... 5
Use of Proceeds........................................12
Selling Stockholders...................................12
Plan of Distribution...................................13
Legal Matters..........................................14
Experts................................................14

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, certain of our shareholders (the "selling shareholders") may sell up to an aggregate of 327,660 shares of our common stock in one or more offerings. You should read this prospectus and any applicable prospectus supplement provided to you together with the additional information described below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or from the offices of the Nasdaq National Market at 9513 Key West Avenue, Rockville, Maryland 20850.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities offered by this prospectus have been sold:

         - Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Annual Report on Form 10-K/A filed on May 1, 2000;

         - Quarterly Report on Form 10-Q for the three months ended March 31, 2000;

         -        Quarterly Report on Form 10-Q for the three months ended June
                  30, 2000;

         -        Current Report on Form 8-K filed on September 6, 2000;

         - The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company included in InfoCure's Prospectus filed pursuant to Rule 424(b)(4) on April 22, 1999 which constitutes part of the Registration Statement on Form S-3 (No. 333-71109); and

         - Registration Statement on Form 8-A, which includes a description of our common stock, filed on January 28, 1999.

         You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, telephone number (770) 221-9990,
Attention: Corporate Secretary.

         We have also filed a registration statement with the SEC relating to the securities. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you. You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this prospectus.

                                    INFOCURE

         We are a leading national provider of information management technology to targeted healthcare specialties. Our applications and services are used primarily by small to mid-size medical practices within the following practice areas:

         -        anesthesiology,

         -        dental,

         -        dermatology and plastic surgery,

         -        emergency medicine,

         -        general medical,

         -        oral and maxillofacial surgery,

         -        ophthalmology,

         -        orthodontics,

         -        pathology,

         -        pediatrics,

         -        podiatry, and

         -        radiology.

         Our offerings include practice management software products and related hardware, ongoing training and support and electronic data interchange, or "EDI" services. These products and services are designed to increase the quality and reduce the cost of providing care by allowing physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment.

         We recently reorganized our business to consist of a medical division, which we have named VitalWorks, and a dental division, which we have named PracticeWorks. We expect this reorganization to facilitate changes in our pricing of practice management software products, our delivery of these products to customers and the scope of our products offerings. We intend to develop new practice management software applications that can be products delivered through the application services provider, or ASP, delivery model. In the ASP delivery model, we would remotely host applications from an offsite central server that physicians would access over dedicated lines, virtual private networks or the Internet. We are also developing Internet-based applications and services and wireless solutions that are designed to allow our customers to utilize new technology to enhance office workflow and conduct business-to-business e-commerce.

         We intend to convert our customers to subscription-based pricing for substantially all of our products and services. We began offering substantially all of our products and services on the subscription pricing model during the second quarter of 2000. Under the subscription pricing model, customers pay a fixed, monthly fee for use of our practice management software products and maintenance and support services. This represents a change from our historical pricing model in which we charged customers an initial licensing fee for use of practice management products and continuing maintenance and support fees.

         Our principal offices are located at 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, and our telephone number is (770) 221-9990.

                                  RISK FACTORS

         This prospectus contains certain forward-looking statements and information relating to InfoCure that are based on the beliefs of management as well as assumptions made by and information currently available to management. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," or any similar expressions, as they relate to InfoCure or our management, or the management of any of our businesses, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. We do not intend to update these forward-looking statements. The following risk factors set forth some of the factors that could cause our actual results to differ materially from the expected results described in our forward-looking statements.

WE HAVE RECENTLY INCURRED LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

         We had net losses of $14.4 million for the three months ended June 30, 2000 and $25.6 million for the six months ended June 30, 2000. We expect the transition to a subscription pricing model to continue to adversely impact our cash flow until revenue from subscription fees replaces revenue from software license fees and hardware sales. We also expect to incur increased marketing and sales expenses in connection with offering our ASP products and Internet solutions. As a result, based on current estimates, we expect to continue to incur net losses for the foreseeable future.

OUR QUARTERLY OPERATING RESULTS MAY VARY AND IN THE PAST WE HAVE EXPERIENCED LOSSES.

         Our operating results may vary significantly from quarter to quarter. In addition, we have experienced historical losses. Our operating results will be influenced by such factors as:

         - our success in appropriately pricing and transitioning to the subscription pricing model;

         - the rate at which our existing customers convert and new customers subscribe to our subscription pricing model;

         - our release of our ASP-delivered product and Internet solutions and the rate of adoption of these products and services by new and existing customers;

         - the timing of and charges associated with completed acquisitions or other events;

         -        changes in customer purchasing patterns;

         -        competition;

         - the timing of and cost related to development of our new products;

         -        the length of sales cycles; and

         -        the levels of advertising and promotional expenditures.

OUR SUBSCRIPTION PRICING MODEL IS UNPROVEN AND OUR SUCCESS DEPENDS ON ACCEPTANCE OF THIS MODEL AND OUR ABILITY TO SET OUR SUBSCRIPTION FEES AT APPROPRIATE LEVELS.

         Existing and potential new customers may not accept our subscription pricing model. The success of our subscription pricing model depends on our ability to set subscription fees at rates that will allow us to achieve profitability. The markets for information management products and services delivered through subscription pricing are relatively new and evolving. There are relatively few similar products whose subscription fees we can evaluate in setting our fees and the providers of those products have also had to set their fees in the context of an undeveloped market. As a result, we have limited information from which to evaluate the appropriate level for our subscription fees and we may fail to set our subscription fees at levels that enable us to become profitable. In addition, we will enter into multi-year agreements with subscribers pursuant to which subscription fees or increases in fees will be locked-in typically for three to five years, limiting our ability to increase our subscription fees for those subscribers. If we fail to appropriately price our subscription fees, achieving profitability could take longer than expected or we may never achieve profitability.

OUR ASP PRODUCT STRATEGY IS UNPROVEN AND CUSTOMERS MAY NOT RESPOND FAVORABLY TO OUR NEW PRODUCTS.

         Providing information management technology to physicians through the ASP delivery model is a business that has only recently begun to develop, and this concept may not achieve acceptance in the market. In order to successfully sell our ASP-delivered products, we will need to convince new and existing customers that the features of these products justify their cost, as well as the time and administrative expense required to convert to these products. If we are unsuccessful or if the market for our ASP-delivered products does not grow or grows slowly, achieving profitability could take longer than expected or may not occur at all. Achieving market acceptance for these products will require substantial sales and marketing efforts and expenditure of significant funds to increase awareness and demand by our target customers. In addition, our potential customers may have made extensive investment in hardware, software and training for existing systems. As a result, they may be unwilling to adopt new systems. Further, our potential customers could perceive that our ASP-delivered products will not adequately or cost-effectively address their requirements.

THE FAILURE TO SUCCESSFULLY COMPLETE THE DEVELOPMENT OF OUR INTERNET SOLUTIONS AND ENTER INTO STRATEGIC RELATIONSHIPS COULD HARM OUR BUSINESS AND LIMIT OUR POTENTIAL GROWTH.

         Our ability to attract new customers may depend upon our ability to complete the development of our Internet solutions. In addition, our ability to offer some Internet solutions is contingent upon our entering into strategic relationships. If we are unsuccessful in completing the development of our Internet solutions or fail to enter into strategic relationships, the offering of these products may be delayed or these products may never become available.

OUR ASP PRODUCT STRATEGY IS DEPENDENT UPON THE CONTINUED DEVELOPMENT OF THE INTERNET.

         Our ability to offer ASP-delivered products that can be accessed over the Internet and our Internet solutions on a widespread basis depends on our potential customers having access to Internet connections with the necessary speed, bandwidth and data capacity. The availability of this Internet access will depend on others for the ongoing development of the Internet infrastructure, including the necessary speed, bandwidth, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and service. We cannot predict whether the Internet will evolve to the point where our customers will be able to take full advantage of the services we offer. If the Internet fails to develop into an efficient medium for these transactions, our ASP product strategy will be unsuccessful.

OUR SYSTEMS MAY BE VULNERABLE TO SECURITY BREACHES AND VIRUSES.

         The success of our strategy to offer ASP-delivered products and Internet solutions depends on the confidence of our customers in our ability to securely transmit confidential information. Any failure to provide secure electronic communication services could harm our business and reputation. Our ASP-delivered products and Internet solutions will rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. We may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by our customers. Anyone who can circumvent our security measures could misappropriate confidential user information or interrupt our, or our customers', operations. In addition, our ASP-delivered products may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions.

WE PLAN TO EXPAND RAPIDLY AND IT MAY BE DIFFICULT TO MANAGE OUR GROWTH.

         We intend to rapidly grow our business. However, we cannot be sure that we will successfully manage our growth. In order to successfully manage our growth, we must:

         -        expand and enhance our administrative infrastructure;

         - improve our management, financial and information systems and controls; and

         -        expand, train and manage our employees effectively.

         Continued growth could place a further strain on our management, operations and financial resources. The expansion of our product offerings, target markets and customers will place additional demands on our sales, marketing and administrative resources. We cannot assure you that our operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. If we cannot manage our growth effectively, our business may be harmed.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

         We believe our success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel to develop our products and services. Individuals with the information technology skills we need to further develop our products and services are in short supply and competition for qualified personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. There can be no assurance we will succeed in attracting and retaining the personnel we need to continue to grow and to implement our business strategy. In addition, we depend on the performance of our executive officers and other key employees. The loss of any member of our senior management team could negatively impact our ability to execute our new product strategy and subscription pricing model.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, IT MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

         We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect the intellectual property rights related to our software applications. Our software technology is not patented and existing copyright laws offer only limited practical protection. In addition, we have not generally entered into confidentiality agreements with our employees. We cannot guarantee that the legal protections that we rely on will be adequate to prevent misappropriation of our technology. Further, these protections do not prevent independent third-party development of competitive products or services. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring use of our products is difficult, and we cannot assure you that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US COULD BE COSTLY TO DEFEND AND COULD DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

         As the number of software products in our target markets increases and as the functionality of these products overlaps, we may become increasingly subject to the threat of infringement claims. We cannot guarantee you that third parties will not assert infringement claims against us in the future. Any infringement claims alleged against us, even if without merit, could be time-consuming and expensive to defend. Any infringement claims may divert management's attention and resources and could also cause delays in the delivery of our applications to our customers. Settlement of any infringement claims could require us to enter into costly royalty or licensing agreements. If a claim of product infringement against us was successful and we were unable to license the infringing or similar technology, our business, financial condition and results of operations could be harmed.

WE MAY UNDERTAKE ACQUISITIONS THAT CAN POSE RISKS TO OUR BUSINESS.

         We may undertake acquisitions if we identify companies with complementary applications, services, businesses or technologies. We may be unable to retain the acquired companies' personnel or integrate them into our company. Our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Similarly, the time and expense associated with finding suitable and compatible companies to enhance our product offering could disrupt our ongoing business and divert our management's focus.

WE MAY FACE DIFFICULTIES INTEGRATING ACQUIRED BUSINESSES.

         Our success depends on our successful integration of the businesses we have acquired. Integrating the management and operations of acquired businesses is time consuming, and we cannot guarantee that we will achieve any of the anticipated synergies and other benefits expected to be realized from these acquisitions.

TECHNOLOGY SOLUTIONS MAY CHANGE FASTER THAN WE ARE ABLE TO UPDATE OUR
TECHNOLOGY.

         The information management technology market in which we compete is characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to:

         - develop new or enhance existing applications, software and services to meet our customers' changing needs in a timely and cost-effective way;

         - respond effectively to technological changes and new product offerings of our competitors; and

         - develop relationships with strategic partners necessary to offer our ASP-delivered products and Internet solutions.

         We cannot assure you that we will be able to accomplish any or all of these goals. Many of our competitors may develop products or technologies that are better or more attractive than ours or that may render our technology or applications obsolete. If we do not succeed in adapting our technology, our business could be harmed.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

         Legislation currently being considered at the federal level could impact the manner in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, mandates the adoption of national standards for the transmission of certain types of medical information and the data elements used in such transmissions and to insure the integrity and confidentiality of such information. On November 3, 1999, the Secretary of Health and Human Services promulgated regulations to protect the privacy of electronically transmitted or maintained, individually identifiable health information. We believe our products will enable compliance with the proposed regulations but cannot assure you that we will be able to comply with those proposed regulations in a timely manner or at all. Moreover, until the proposed regulations become final, they could change, which could require us to expend additional resources to comply with the revised standards and we may not be able to comply with the revised standards in a timely manner or at all. If any of our products or services are subject to those regulations, we may be required to incur additional expenses in order to comply with these requirements, and we may not be able to comply with them in a timely manner or at all. In addition, the success of our compliance efforts may also be dependent on the success of healthcare participants in dealing with the standards. If we are unable to comply with regulations implementing HIPAA in a timely manner or at all, the sale of our products and our business could be harmed.

         The United States Food and Drug Administration, or "FDA", is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and are subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe any of our current products or services are subject to FDA regulation as medical devices; however, we plan to expand our product and service offerings into areas that may be subject to FDA regulation. We have no experience in complying with FDA regulations. Our compliance with such FDA regulations could prove to be time consuming, burdensome and expensive, which could adversely affect our ability to introduce new applications or services in a timely manner.

         In addition, we may become subject to additional government regulations in connection with our changing product strategy. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics, and quality of products and services. Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the Internet covering such areas as user privacy, pricing, content, taxation, copyright protection, distribution and characteristics and quality of production and services.

CHANGES IN STATE AND FEDERAL LAWS RELATING TO CONFIDENTIALITY OF PATIENT MEDICAL RECORDS COULD LIMIT OUR CUSTOMERS' ABILITY TO USE OUR SERVICES.

         We cannot assure you that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using our applications. Such restrictions would decrease the value of our applications to our customers, which could materially harm our business. The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures. Such legislation might require us to make substantial expenditures to implement such measures.

CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

         The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of our services by our strategic partners and others. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services.

COMPETITION COULD REDUCE REVENUE FROM OUR PRODUCTS AND SERVICES.

         Our principal competitors include both national and regional information management technology vendors. Currently, the information management technology industry in the United States is characterized by a large number of relatively small, regionally-focused companies, comprising a highly fragmented industry with only a few national vendors. Smaller, regionally-focused companies typically market their products to a single practice specialty. Until recently, larger, national vendors have targeted primarily large healthcare providers. We believe that the larger, national vendors may broaden their markets to include both small and large healthcare providers. The information management technology industry is consolidating, which has resulted in large, well-capitalized companies that have not historically been providers of information management products and services entering into the information management technology market. In addition, we compete with national and regional providers of computerized billing, insurance processing and record management services to healthcare practices. As the market for our products and services expands, additional competitors are likely to enter this market. We believe that the primary competitive factors in our markets are:

         -        product features and functionality;

         -        customer service, support and satisfaction;

         -        price;

         -        ongoing product enhancements; and

         -        the reputation and stability of the vendor.

         Some national competitors have greater financial, development, technical, marketing and sales resources than InfoCure. If competition in the practice management systems industry intensifies, our results of operations may suffer and we may be required to lower the prices of our products and services.

OUR NEW PRODUCT STRATEGY AND SUBSCRIPTION PRICING MODEL WILL REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

         Our transition to the subscription pricing model will continue to adversely impact our cash flow until subscription fees replace the decline in one-time revenue from license fees and hardware sales. In addition, we expect to incur increased marketing and sales expense in connection with the rollout of our ASP-delivered products and Internet solutions. Adequate financing for these needs may not be available to us.

                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the shares from the selling stockholders.

                              SELLING STOCKHOLDERS

         The selling stockholders received their shares of common stock in transactions with InfoCure as follows:

         - 127,660 shares of common stock offered by this prospectus were issued to shareholders of Practice Outlook, Inc. in connection with InfoCure's acquisition of Practice Outlook in February 2000; and

         - up to 200,000 shares of common stock offered by this prospectus will be issued pursuant to the terms of a convertible note issued in connection with InfoCure's acquisition of The Healthcare Systems Division of The Reynolds and Reynolds Company on October 23, 1998.

         The shares of common stock offered by The Reynolds and Reynolds Company are expected to be issued to The Reynolds and Reynolds Company during September 2000 pursuant to the terms of the convertible note. All of the remaining shares of common stock registered for sale pursuant to this prospectus are currently owned by the other selling stockholder.

         The following table sets forth information known to us with respect to beneficial ownership of our common stock as of August 15, 2000 by each selling stockholder. The following table assumes that the selling stockholders sell all of the shares. Since each selling stockholder may choose not to sell his or her shares, we are unable to state the exact number of shares that actually will be sold.

         Information with respect to "beneficial ownership" shown below is based on information supplied by the respective beneficial owner or by other stockholders as well as filings made with the SEC or furnished to us. For purposes of calculating the percentage beneficially owned, the shares of common stock deemed outstanding include:

         -        34,181,727 shares outstanding as of August 15, 2000; and

         - shares issuable by us within 60 days pursuant to options, warrants and convertible securities held by the respective person ("Derivative Securities").

         Derivative Securities are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.



                                     COMMON STOCK BENEFICIALLY                   COMMON STOCK BENEFICIALLY
                                    OWNED PRIOR TO THIS OFFERING     COMMON      OWNED AFTER THIS OFFERING
                                    ----------------------------   STOCK TO BE   --------------------------
NAME AND ADDRESS OF                                               SOLD IN THIS
BENEFICIAL OWNER                      SHARES        PERCENTAGE      OFFERING       SHARES       PERCENTAGE
----------------------------------  -----------     ----------    ------------     ------       ----------
Gray Matter, Inc.                    127,660              *          127,660          0              *
The Reynolds and Reynolds            500,000(1)        1.5%          200,000       300,000           *
Company

---------------
*        Less than one percent.

(1) Represents shares of common stock that will be issued to The Reynolds and Reynolds Company pursuant to the terms of the convertible note.

                              PLAN OF DISTRIBUTION

         Our common stock may be offered for sale and sold in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares of common stock may be sold directly, through agents designated from time to time, or by such other means as may be specified in the supplement to this prospectus. Participating agents or broker-dealers in the distribution of any of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of shares of common stock purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

         Shares of our common stock may be sold through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such shares of common stock to the public at varying prices to be determined by the broker-dealer at the time of resale.

         To the extent required, the number of shares of common stock to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying supplement to this prospectus.

         If underwriters are used in a sale, shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Shares of common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares of common stock will be named in the supplement to this prospectus relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement.

         Under the securities laws of some states, the shares of common stock registered by the registration statement may be sold in those states only through registered or licensed brokers or dealers.

         Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

         Upon sale under the registration statement that includes this prospectus, the shares of common stock registered by the registration statement will be freely tradable in the hands of persons other than our affiliates.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of the common stock offered by this prospectus will be passed upon for us by King & Spalding.

                                     EXPERTS

         The consolidated financial statements of InfoCure Corporation and its subsidiaries incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods as set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

         The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company as of September 30, 1998 and 1997 and for the years ended September 30, 1998, 1997 and 1996 incorporated by reference in this prospectus from InfoCure Corporation's Registration Statement on Form S-3 (with respect to a public offering of 3,759,000 common shares), effective April 21, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THIS PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Securities and Exchange Commission registration fee .............     $   323

         Nasdaq National Market Listing Fee ..............................       3,277

         Accounting fees and expenses ....................................      15,000

         Legal fees and expenses .........................................       5,000

         Miscellaneous expenses ..........................................       5,400

         Total Expenses ..................................................     $29,000
                                                                               -------

         All fees other than the SEC registration fee and the Nasdaq National Market Listing Fee are estimated. All of the expenses of the issuance and distribution of the common stock being offered will be borne by us.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may pay expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

         InfoCure's bylaws provide that InfoCure shall, to the full extent permitted by Section 145, indemnify any person, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is, was or is about to become an officer, director, employee or agent of InfoCure. InfoCure shall pay the expenses (including attorney's fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by InfoCure only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

         In addition, InfoCure's certificate of incorporation eliminates or limits personal liability of its directors to the full extent permitted by
Section 102(b)(7) of the Delaware General Corporation Law.

         Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

ITEM 16. EXHIBITS

Exhibit

Number              Description
------              -----------

  3.1              Certificate of Incorporation of InfoCure with all amendments (incorporated by reference to Exhibit 3.1 filed with InfoCure's Annual Report on Form 10-K for the Year Ended
                   December 31, 1999).

  3.2              Second Amended and Restated Bylaws of InfoCure (incorporated by reference to
                   Exhibit 3.2 filed with InfoCure's Annual Report on Form 10-K for the Year Ended
                   December 31, 1999).

  4.1              See Exhibits 3.1 and 3.2 for provisions of the Amended Certificate of Incorporation and
                   Bylaws of InfoCure defining rights of the holders of common stock of InfoCure.

  4.2              Specimen Certificate of shares of common stock (incorporated by reference to
                   Exhibit 4.2 filed with InfoCure's Registration Statement on Form SB-2) (Registration
                   File No. 333-18923).

  5.1              Opinion of King & Spalding, counsel to InfoCure, as to legality of the shares being registered.

 23.1              Consent of BDO Seidman, LLP

 23.2              Consent of Deloitte & Touche LLP

 23.3              Consent of KPMG LLP

 23.4              Consent of King & Spalding (included in Exhibit 5.1)

 24.1              Powers of Attorney (included on signature page of Registration Statement)

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 8th day of September, 2000.

                                   INFOCURE CORPORATION

                                   By:/s/ Frederick L. Fine
                                      ------------------------------------------
                                      Frederick L. Fine
                                      President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick L. Fine, Richard E. Perlman and James K. Price, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on September 8, 2000.

         SIGNATURE                              TITLE
         ---------                              -----


/s/ Frederick L. Fine               President, Chief Executive Officer and
------------------------            Director (Principal Executive Officer)
Frederick L. Fine


/s/ James K. Price                  Executive Vice President, Secretary and
------------------------            Director
James K. Price


/s/ Richard E. Perlman              Chairman, Treasurer and Director
------------------------
Richard E. Perlman


/s/ James A. Cochran                Senior Vice President of Finance and
------------------------            Chief Financial Officer (Principal
James A. Cochran                    Financial Officer and Principal Accounting
                                    Officer)

/s/ James D. Elliott                Director
------------------------
James D. Elliot


/s/ Raymond H. Welsh                Director
------------------------
Raymond H. Welsh